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Exhibit 5.1

[Oppenheimer Wolff & Donnelly LLP Letterhead]

February 1, 2002

BMC Industries, Inc.
One Meridian Crossings, Suite 850
Minneapolis, Minnesota 55423

Re:
BMC Industries, Inc.
Registration Statement on Form S-8

Ladies and Gentlemen:

        We have acted as counsel to BMC Industries, Inc., a Minnesota corporation (the "Company"), in connection with the registration by the Company of: (a) 298,970 shares (collectively, the "Shares") of common stock, no par value per share (the "Common Stock") of the Company, and (b) an indeterminate amount of plan interests (the "Interests") issuable under the Company's Savings and Profit Sharing Plan (the "Plan"), pursuant to a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on February 1, 2002 (the "Registration Statement"). We understand that it is the Company's intention that the Shares will be purchased by the Plan Trustee on the open market.

        In acting as counsel for the Company and arriving at the opinions expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed necessary or appropriate as a basis for the opinions expressed herein. In connection with our examination, we have assumed the genuineness of all signatures, the authenticity of all documents tendered to us as originals, the legal capacity of all natural persons and the conformity to original documents of all documents submitted to us as certified or photostatic copies.

        Based on the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that:

  1.
  The Shares that are being registered by the Company under the Registration Statement pursuant to the Plan referred to in the Registration Statement shall not constitute original issuance securities, but shall continue to be validly issued, fully paid and nonassessable after being purchased in the open market transactions.

  2.
  The Interests, when issued, delivered and paid for in accordance with the Plan as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable.

        We express no opinion with respect to laws other than those of the State of Minnesota and the federal laws of the United States of America, and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to its use as part of the Registration Statement.

Very truly yours,

OPPENHEIMER WOLFF & DONNELLY LLP

/s/ Oppenheimer Wolff & Donnelly LLP

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  Exhibit 5.1